Exhibit 8.1

November 5, 2018

American BriVision (Holding) Corporation

44370 Old Warm Springs Blvd.

Fremont, CA 94538

Ladies and Gentlemen:

We have acted as counsel to American BriVision (Holding) Corporation, a Nevada corporation (the “Company”), in connection with the proposed merger (the “Merger”) with BioLite Holding, Inc., a Nevada corporation (“BioLite”), and BioKey, Inc., a California corporation (“BioKey”). pursuant to the Agreement and Plan of Merger by and among the Company, BioLite, BioKey, BioLite Acquisition Corp., a Nevada corporation and a direct wholly-owned Subsidiary of the Company (“Merger Sub 1”), and BioKey Acquisition Corp., a California corporation and a direct wholly-owned Subsidiary of the Company (“Merger Sub 2” and, together with Merger Sub 1, the "Merger Subs"), dated as of January 31, 2018 (the “Merger Agreement”). This opinion is being delivered as an exhibit to the Company's registration statement on Form S-4, originally filed as of July 23, 2018 (the “Registration Statement”) relating to the proposed Merger. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

You have requested our opinion on whether, on the basis of the facts and assumptions set forth herein, the Merger qualifies for U.S. federal income tax purposes as a reorganization within the meaning of Code section 368(a); whether the Company, BioLite, BioKey or either Merger Sub recognizes gain or loss in connection with the formation of the Merger Subs or the Merger; and whether the stockholders of BioLite or BioKey recognize gain or loss for U.S. federal income tax purposes upon the exchange of the common stock in their respective companies (and, in the case of BioKey, on the exchange of their preferred stock) solely for Company Common Stock pursuant to the Merger.

I. Facts

In rendering our opinion, we have examined and, with your consent, are expressly relying upon the truth and accuracy of the statements, covenants, representations, and warranties contained herein.

A. Overall transaction

In connection with the Merger, the Company has formed Merger Sub 1 and Merger Sub 2 as wholly owned subsidiaries. Pursuant to the Merger Agreement, Merger Sub 1 will merge into Biolite (with Biolite surviving) and Merger Sub 2 will merge into BioKey (with BioKey surviving) As a result of these transactions, the Company will own 100% of the issued and outstanding capital stock of BioLite (which in turn will own all of the assets and assume all of the liabilities or Merger Sub 1) and 100% of the issued and outstanding capital stock of BioKey (which in turn will own all of the assets and assume all of the liabilities or Merger Sub 2).

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B. The Merger

Pursuant to the Merger Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”) in the case of BioLite, and the California General Corporation Law (the “CGCL”) in the case of BioKey, Meger Sub 1 will merge with and into BioLite and Merger Sub 2 will merge with and into BioKey at the Effective Time. Upon the Merger: (a) Merger Sub 1 will cease to exist, BioLite shall become a wholly-owned subsidiary of the Company, and the Company will issue, as merger consideration to the stockholders of BioLite, 1.82 shares of new Company Common Stock in exchange for each share of common stock of BioLite; and (b) Merger Sub 2 will cease to exist, BioKey shall become a wholly-owned subsidiary of the Company, and the Company will issue, as merger consideration to the stockholders of BioKey, one (1) share of new Company Common Stock in exchange for each share of common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock of BioKey. All of the property, rights, privileges, powers, and franchises of Merger Sub 1 and Merger Sub 2 shall continue with, or vest in, as the case may be, BioLite or BioKey, respectively, and all debts, liabilities and duties of Merger Sub 1 and Merger Sub 2, shall be, or become, as the case may be, the debts, liabilities and duties of BioLite or BioKey, respectively, in each case by virtue of the Merger.

No fractional shares will be issued upon the surrender of either BioLite or BioKey common stock: instead, any BioLite stockholder or BioKey stockholder entitled to receive a fractional share of Company Common Stock (after aggregating all fractional shares of Company Common Stock that would otherwise be received by such holder) will be rounded up to the next whole share.

Shareholders or BioLite or BioKey who do not wish to participate in the reorganization may execute their dissenters' rights, pursuant to the laws of either Nevada or California, and receive from the Company cash in return for the surrender of their shares. The Merger Agreement provides that the Company is obligated to conclude the transaction only if "holders owning no more than five percent (5%), in the aggregate, of the outstanding [common stock in the case of BioLite and Capital Stock in the case of BioKey] shall have perfected and not withdrawn a demand for dissenters’ rights."

C. Business purpose for the Merger

The purpose of the Merger, together with the other transactions contemplated by the Merger Agreement, is to integrate businesses of each of the Company, BioLite and BioKey in order to further the businesses of each. The Company’s Board of Directors believes that the BioLite Merger is a vertical integration of the new drug development business and that the BioKey Merger is a horizontal integration of the pharmaceutical contracting and manufacturing business. The Board expects that the vertical integration of BioLite will enable the Company to encompass the full spectrum of translational research for the new drug development business from academic research outcomes, through preclinical animal studies, to Proof of Concept human clinical trials. The Company’s Board hopes that the horizontal integration of BioKey will expand its business scope from a research-oriented entity to a revenue-generating Contract Development and Manufacturing Organization (“CDMO”). In reaching this belief, the Company’s Board considered that BioLite as a new drug development business, BioKey as a CDMO and the Company in the clinical trial stage of new drug development, have different business models, risks profiles, suppliers and customers, and that the combination of the three entities may mitigate sector specific exposure and associated risks.

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II. Representations

In rendering our opinion, we are expressly relying upon the truth and accuracy of the following facts, as provided to us by an officer of the Company:

1. Original documents submitted to us and relating to the Merger (including signatures) are valid and authentic, and documents submitted as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, without the waiver or modification of any of the terms or conditions contained therein, and the Merger will be effective under applicable state laws.

3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time.

4. At all times relevant to the Merger, the Company, BioLite, BioKey and the Merger Subs were each duly formed corporations in good standing under the law of the jurisdiction of their formation.

5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

6. The fair market value of the Company Common Stock received by each stockholder of BioLite and BioKey will be approximately equal to the value of the stock surrendered by each such stockholder in the Merger.

7. The Merger will be undertaken for the good and valid business purposes described in the Registration Statement.

8. Neither the Company, nor any entity “related” to the Company (within the meaning of Internal Revenue Service Treasury Regulations section (“Reg. Sec.”) 1.368-1(e)(4)), has acquired any stock in BioLite or BioKey prior to the Merger.

9. Neither the Company, nor any entity “related” to the Company (within the meaning of Reg. Sec. 1.368-1(e)) has any plan or intention to reacquire, redeem, or repurchase any of the Company stock issued or furnished in the Merger, either directly or through any transaction, agreement, or arrangement with any other person.

10. The Company owns 100% of the stock of Merger Sub 1 and Merger Sub 2 directly; no portion of the stock of either Merger Sub is owned through an intermediary corporation. Any contribution by the Company to the capital of Merger Sub 1 or Merger Sub 2 consisted only of property (including Treasury stock of the Company, if any, and cash), none of it subject to a liability, and the Company received only common stock of Merger Sub 1 and Merger Sub 2 in return for any such contribution.

11. The Company Common Stock will represent more than 80% of the total consideration provided by the Company to the stockholders of BioLite and BioKey pursuant to the Merger.

12. In the Merger the stockholders of each of BioLite and BioKey will surrender (i) shares in each of BioLite and BioKey possessing at least 80 percent of the total combined voting power of all classes of stock of each company entitled to vote and (ii) at least 80 percent of the total number of shares of all other classes of stock (if any) of each Company, as determined immediately before the Merger.

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13. Immediately following the Merger, the Company will own shares in each of BioLite and BioKey possessing at least 80 percent of the total combined voting power of all classes of stock of each Company entitled to vote and at least 80 percent of the total number of shares of all other classes of stock (if any) of each Company.

14. Immediately following the Merger, each of BioLite and BioKey will continue to own substantially all of the assets that it owned immediately prior to the Merger and each will own substantially all of the assets, if any, owned by Merger Sub 1 and Merger Sub 2, respectively, immediately prior to the Merger.

15. Neither BioLite nor BioKey has made any significant distributions or redemptions prior to and as part of the same plan as contained in the Merger Agreement or in connection with the Merger. Neither company has not sold any of its assets prior to the Merger, other than dispositions made in the ordinary course of business.

16. Neither BioLite nor BioKey has any plan or intention to sell or dispose of , or otherwise lose control of, any of its assets, except for dispositions made in the ordinary course of business. Following the Merger, each company will continue to operate an historic business or use a significant portion of the assets of an historic business in a business.

17. Each of the parties to the Merger will pay its own expenses, if any, incurred in connection with the Merger. Neither the Company, nor any entity “related” to the Company (within the meaning of Reg. Sec. 1.368-1(e)(4)) has agreed to assume, nor will it assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of BioLite or BioKey or of any holder of the stock of each as consideration for stock of each in connection with or as part of the Merger or any related transaction.

18. There is no intercorporate indebtedness existing between the Company, Merger Sub 1, Merger Sub 2, BioLite or BioKey that was issued, acquired, or will be settled at or prior to the Effective Time.

19. None of the Company, Merger Sub 1, Merger Sub 2, BioLite or BioKey is (i) a regulated investment company, (ii) a real estate investment trust, or (iii) a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment, for this purpose disregarding stock and securities in any subsidiary corporation in which the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of outstanding stock, and deeming the parent to own its ratable share of such subsidiary’s assets.

20. None of the Company, Merger Sub 1, Merger Sub 2, BioLite or BioKey is under the jurisdiction of a court in a title 11 or similar case within the meaning of Internal Revenue Code (“Code”) section 368(a)(3)(A).

21. At the time of the Merger, the fair market value of the assets of Merger Sub 1 and Merger Sub 2 transferred to BioLite and BioKey, respectively, will equal or exceed the sum of the liabilities, if any, assumed by either company in the Merger, plus the liabilities, if any, to which the assets of Merger Sub 1 or Merger Sub 2, as the case may be, are subject

22. The liabilities of Merger Sub 1 or Merger Sub 2, if any, assumed by BioLite or BioKey, respectively, and the liabilities to which the transferred assets of either Merger Sub are subject, if any, were incurred by the respective Merger sub in the ordinary course of its business.

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23. Each of the Company, Merger Sub 1, Merger Sub 2, BioLite and BioKey will report the Merger on its U.S. federal income tax returns in a manner consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) and will comply with all reporting obligations with respect to the Merger as set forth in the Code and the Treasury Regulations.

24. None of the Company, Merger Sub 1, Merger Sub 2, BioLite or BioKey is, or has been within the five-year period ending on the date of the Merger, a “United States real property holding corporation” within the meaning of Code section 897(c)(2).

III.  Analysis

A. Treatment of the Merger as a reorganization under Code section 368(a)(1)(A)

Under Code section 368(a)(1)(A), the term “reorganization” includes a statutory merger or consolidation. Reg. sec. 1.368-2(b)(1)(ii) provides that a statutory merger or consolidation is a transaction effected pursuant to the statute or statutes necessary to effect the merger or consolidation, in which transaction, as a result of the operation of such statute or statutes, and at the effective time of the transaction, all of the assets and liabilities of one corporation become the assets and liabilities of another corporation, and the separate legal existence of the target corporation ceases for all purposes.

Under Code section 368(a)(2)(E), a transaction that otherwise qualifies under Code section 368(a)(1) “shall not be disqualified by reason of the fact that stock of a corporation… which before the merger was in control of the merged corporation is used in the transaction” provided that (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation. See Reg. Sec. 1.368-2(j)(3).

Pursuant to the Merger Agreement, Merger Sub1 will merge into BioLite pursuant to the NRS and Merger Sub 2 will merge into BioKey pursuant to the CGCL. As a result of these mergers, the Merger Subs will cease to exist and Biolite and BioKey will survive. In the mergers, all assets of Merger Sub 1 will be transferred to Biolite and Biolite will continue to hold substantially all of its own assets, and all assets of Merger Sub 2 will be transferred to BioKey and BioKey will continue to hold substantially all of its own assets .. Moreover, the stockholders of Biolite and BioKey will surrender, in return for stock in the Company, stock representing control of Biolite and BioKey, respectively (at least than 80% of the voting stock of each company) as measured immediately before the transaction, and immediately after the transaction the Company will control Biolite and BioKey. After the transaction, Biolite will hold substantially all of its properties and substantially all of the properties of Merger Sub 1 and BioKey will hold substantially all of its properties and substantially all of the properties of Merger Sub 2. Neither Biolite nor BioKey has not made any significant distributions or redemptions of its assets prior to the Merger, and neither company has any plan or intention to sell or dispose of any of its assets or the assets acquired in the Merger, except for dispositions made in the ordinary course of business. As such, the Merger of Merger Sub 1 into Biolite and of Merger Sub 2 into BioKey should satisfy the requirements of Code sections 368(a)(1)(A) and 368(a)(2)(E) and Reg. Sec. 1.368-2(b)(1)(ii) and 1.368-2(j). (A merger such as the one described above, where a subsidiary (Merger Sub 1 or Merger Sub 2) of the acquiring corporation (the Company) is merged into the target company (Biolite or BioKey), and the shareholders of the target company receive stock in the acquiring corporation, is referred to as a “reverse triangular merger”.)

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B. Additional requirements

In addition to the requirements discussed above, Reg. Sec.1.368-1(b) and 1.368-2(g) provide that the following requirements must be met for a transaction to qualify as a Code section 368 reorganization: (i) there must be continuity of interest in the new enterprise on the part of persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization, (ii) there must be continuity of business enterprise, (iii) the transaction must have a valid business purpose and (iv) the transaction must be pursuant to a plan of reorganization.

1. Continuity of interest

Reg. Sec. 1.368-1(e) provides that the continuity of interest requirement is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Continuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation, it is exchanged by the acquiring corporation for a direct interest in the target corporation enterprise, or it otherwise continues as a proprietary interest in the target corporation. Example 1 of Reg. Sec. 1.368-1(e)(2)(v) provides that the receipt of 40% of acquiring company stock and 60% cash by target shareholders preserves a substantial part of the value of the proprietary interest in the target corporation and therefore satisfies the continuity of interest test requirement.

In the mergers, stockholders of BioLite and BioKey will in each case, in the aggregate, receive stock of the Company in exchange for 100% of their stock in BioLite or BioKey. Accordingly, the continuity of interest requirement will be met.

2. Continuity of business enterprise

Reg. Sec. 1.368-1(d) provides that continuity of business enterprise exists if the acquiring corporation either continues the acquired corporation’s historic business or uses a significant portion of the acquired corporation’s historic business assets in a business. (For purposes of Section 1.368-1(d) the Company is the acquiring corporation and each of BioLite and BioKey is the acquired corporation, see Reg. Sec. 1.358-6(b)(2).) The use of the assets of BioLite and BioKey as subsidiaries of the Company constitutes the use of the assets by the Company. Reg. Sec. 1.368-1(d)(4)(i).)

Following the Merger, each of BioLite and BioKey will continue its historic business, and use a significant portion of its business assets in its business, and there is no plan or intention to sell, otherwise dispose of, or lose control of any of the assets owned by either company at the time of the Merger, except for dispositions in the ordinary course of business.

3. Business purpose

Reg. Sec. 1.368-2(g) provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization.

The Company has represented that the Merger is undertaken for good and valid business purposes, including the reasons set forth above and in the Registration Statement. Based upon the foregoing, the business reasons for the Merger should constitute a valid business purpose and the business purpose requirement should be satisfied.

4.  Plan of reorganization

Under Reg. Sec. 1.368-2(g), there must be a plan of reorganization in order for an acquisition to qualify as a reorganization under Code section 368(a). The Merger Agreement satisfies the requirement that the Merger be completed pursuant to a plan of reorganization.

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C. Consequences of the Merger

1. Stockholders of BioLite and BioKey

Code section 354(a)(1) provides that “no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.” The Company and each of BioLite and BioKey are parties to a reorganization. Section 368(b)(2) provides: “In the case of a reorganization qualifying under subsection (a)(1)(A) by reason of subsection (a)(2)(E), the term “party to a reorganization” includes the controlling corporation referred to in subsection (a)(2)(E)” (i.e., the Company). Reg. Sec. 1.368-2(f) defines the term “party to a reorganization” to include, in the case of a reverse triangular merger, the issuing corporation (the Company), and the target corporation (BioLite and BioKey). Pursuant to the mergers, stockholders of BioLite and BioKey will exchange their stock (including, in the case of BioKey, their preferred stock) for Company Common Stock. Accordingly, under Code section 354(a)(1) the holders of BioLite and BioKey common stock (and, in the case of BioKey, of preferred stock) will recognize no gain or loss on the exchange.

Each stockholder of BioLite and BioKey will have, as its basis in the Company Common Stock received, the basis in the stock of BioLite or BioKey surrendered in the exchange. Code section 358(a)(1).

2. The Company, Merger Sub 1, Merger Sub 2, BioLite and BioKey

Code section 1032 provides that “no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation”. Reg. Sec. 1.1032-1 states: “The disposition by a corporation of shares of its own stock (including treasury stock) for money or other property does not give rise to taxable gain or deductible loss to the corporation regardless of the nature of the transaction or the facts and circumstances involved.” Therefore, the Company will not recognize any gain or loss on the transfer of its stock to the stockholders of BioLite and BioKey.

Code Section 361 provides: “No gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization. While the issue is not entirely free from doubt, each of Merger Sub 1 and Merger Sub 2 should be treated a party to the reorganization even if either company does not receive securities of the Company in the Merger. See Reg. Sec. 1.368-2(f) (“Both corporations are parties to the reorganization if, under statutory authority, Corporation A is merged into Corporation B.”) Therefore, the Company will recognize no gain or loss on the transfer of property to Merger Sub 1 or Merger Sub 2.

If either Merger Sub 1 or Merger Sub 2 transfers solely cash to BioLite or BioKey, respectively, in the Merger, neither Merger Sub will recognize any gain because it has not transferred an appreciated asset.

If Merger Sub 1 or Merger Sub 2 is deemed to transfer stock of the Company to BioLite or BioKey, respectively, in return for stock of BioLite or BioKey, respectively, under Section 361 neither Merger Sub will recognize any gain or loss.

Neither BioLite nor BioKey makes a transfer in the Merger and so neither incurs any tax consequences as a result of the Merger.

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IV. Opinions

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, for U.S. federal income tax purposes:

1. Each of the mergers should qualify as a reorganization within the meaning of Code section 368(a).

2. No gain or loss should be recognized for U.S. federal income tax purposes by the Company, Merger Sub 1, BioLite, Merger Sub 2 or BioKey, as a result of the formation of Merger Sub 1 or Merger Sub 2 and the merger of each of them into BioLite and BioKey, respectively.

3. No gain or loss should be recognized for U.S. federal income tax purposes by the stockholders of BioLite or BioKey upon their exchange of stock in their respective companies solely for Company Common Stock pursuant to the Merger.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

***

We express no opinion, including in respect of any U.S. federal, state, local, foreign or other tax consequences, concerning any tax consequences of the Merger other than those specifically set forth herein. In addition, we express no opinion concerning any transaction other than the Merger, or any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either (i) all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or (ii) all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion represents and is based on our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption on which our opinion is based that becomes untrue or incorrect.

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This opinion is rendered for your use in connection with the Merger and in connection with the filing by the Company of the Registration Statement. This opinion may not be relied upon by anyone to whom it is addressed for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to the legal counsel of the persons to whom it is addressed and to judicial regulatory authorities having jurisdiction over such persons, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the proxy statement/prospectus therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Sichenzia Ross Ference, LLP

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